As filed with the Securities and Exchange Commission on November 15, 2013

Registration No. 333-160386

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRIUS XM HOLDINGS INC.

(Exact name of Company as specified in its charter)

Delaware	38-3916511
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

Telephone: (212) 584-5100

(Address including zip code, and telephone number, including area code, of principal executive offices)

SIRIUS XM RADIO INC. 2009 LONG-TERM STOCK INCENTIVE PLAN

(Full title of the plan)

Patrick L. Donnelly, Esq.

Executive Vice President, General Counsel and Secretary

Sirius XM Holdings Inc.

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

(Name and address of agent for service)

(212) 584-5100

(Telephone number, including area code, of agent for service)

With copies to:

Andrew R. Keller, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Sirius XM Holdings Inc. (the “Company” or the “Registrant”), a Delaware corporation, files this Post-Effective Amendment to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to its direct wholly-owned subsidiary Sirius XM Radio Inc. (“Predecessor”), a Delaware corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure and pertains to the adoption by the Company of Registration Statement No. 333-160386 (the “Registration Statement”), originally covering 600,000,000 shares of Predecessor’s common stock, par value $0.001 par value per share (the “Predecessor Common Stock”), issuable under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger dated November 14, 2013 (the “Merger Agreement”), among the Company, Predecessor and Sirius XM Merger Sub Inc., a Delaware corporation, Predecessor reorganized into a holding company structure, effective as of November 15, 2013, whereby the Company became the holding company for Predecessor.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor Common Stock was converted into one share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Company Common Stock evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Predecessor.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”), pursuant to the Exchange Act, are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

1.	The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

2.	The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

3.	The Predecessor’s Current Reports on Form 8-K filed on January 22, 2013, April 30, 2013 (Item 5.02 only), May 20, 2013, May 22, 2013, July 23, 2013, August 1, 2013, September 11, 2013, September 25, 2013 and October 10, 2013;

4.	The description of the Company Common Stock, par value $0.001 per share, contained in the Company’s Current Report on Form 8-K filed on November 15, 2013, which updates the description of the Predecessor Common Stock contained in the Predecessor’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act and including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Amendment and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Amendment or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Patrick L. Donnelly, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an officer of the Company and participates in the Plan and other benefit plans established by the Company.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s Amended and Restated Certificate of Incorporation provides that the Company, to the full extent permitted by law, shall indemnify any of its past and present directors, officers, employees or any person that is or was serving at the request of the Company as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and may be paid by the Company in advance of the final disposition of such action, suit or proceeding. In addition, the Company’s Amended and Restated Certificate of Incorporation provides that the Company may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)	for any breach of the director’s duty of loyalty to the Company or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	for the unlawful payment of dividends on or redemption of the Company’s capital stock; or

(iv)	for any transaction from which the director derived an improper personal benefit.

The Company has obtained policies insuring the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Amendment, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus that is filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of November, 2013.

SIRIUS XM HOLDINGS INC.

By	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Signature	Title	Date

*	Chairman of the Board of Directors and	November 15, 2013
(Gregory B. Maffei)	Director

/s/ James E. Meyer	Chief Executive Officer and Director	November 15, 2013
(James E. Meyer)	(Principal Executive Officer)

/s/ David J. Frear	Executive Vice President and Chief Financial	November 15, 2013
(David J. Frear)	Officer (Principal Financial Officer)

/s/ Thomas D. Barry	Senior Vice President and Controller	November 15, 2013
(Thomas D. Barry)	(Principal Accounting Officer)

*	Director	November 15, 2013
(Joan L. Amble)

Director
(Anthony J. Bates)

Director
(George W. Bodenheimer)

*	Director	November 15, 2013
(David J. A. Flowers)

*	Director	November 15, 2013
(Eddy W. Hartenstein)

*	Director	November 15, 2013
(James P. Holden)

Signature	Title	Date

Director
(Evan D. Malone)

*	Director	November 15, 2013
(James F. Mooney)

Director
(Carl E. Vogel)

Director
(Vanessa A. Wittman)

Director
(David Zaslav)

*By:	/s/ Patrick L. Donnelly
Name:	Patrick L. Donnelly
Title:	Attorney-in-fact

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of November 14, 2013, by and among Sirius XM Radio Inc., Sirius XM Holdings Inc. and Sirius XM Merger Sub Inc. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed November 15, 2013, and incorporated herein by reference).

4.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 15, 2013, and incorporated herein by reference).

4.2	Amended and Restated By-Laws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 15, 2013, and incorporated herein by reference).

5.1	Opinion of Patrick L. Donnelly, Esq., Executive Vice President, General Counsel and Secretary of the Company.*

10.1	Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan (filed as Exhibit 4.9 to the Predecessor’s Registration Statement on Form S-8 filed July 1, 2009, and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Patrick L. Donnelly (filed as part of Exhibit 5.1).*

*	Filed herewith.